EXHIBIT 99.1

For Immediate Release Contact: John Gonsior, CFO (763) 392-6200

Insignia Systems, Inc. Announces 2011 Results and Restructuring Plan

MINNEAPOLIS – March 5, 2012 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $4,200,000 for the fourth quarter ended December 31, 2011, a decrease of 42.3%, compared to net sales of $7,281,000 for the fourth quarter ended December 31, 2010. The net loss for the fourth quarter of 2011 was $(388,000), or $(0.03) per basic and diluted share, compared to net income of $5,445,000, or $0.34 per basic share and $0.32 per diluted share, for the fourth quarter of 2010. The net loss for the fourth quarter of 2011 includes tax benefits related to disqualifying dispositions of incentive stock options and other tax-related items. Net income for the fourth quarter of 2010 included a tax benefit of $5,674,000 primarily related to the reversal of the valuation allowance against a portion of the Company’s deferred tax assets. The operating loss was $(2,201,000) for the fourth quarter of 2011, compared to $(231,000) for the fourth quarter of 2010. Insignia Point-of-Purchase Services® (POPS) revenue for the fourth quarter of 2011 was $3,649,000, a decrease of 45.3% compared to fourth quarter 2010 POPS revenue of $6,674,000.

For the year ended December 31, 2011, net sales were $17,233,000, a decrease of 42.6%, compared to net sales of $30,007,000 for the year ended December 31, 2010. Net income for the 2011 year was $51,089,000, or $3.35 per basic share and $3.29 per diluted share, compared to $6,596,000, or $0.42 per basic share and $0.39 per diluted share for the 2010 year. Net income for 2011 includes a gain from litigation settlement of $89,762,000 related to the settlement of our lawsuit against News America Marketing In-Store, LLC (NAM) for $125,000,000. Net income for the year ended December 31, 2010 included a tax benefit of $5,674,000 primarily related to the reversal of the valuation allowance against a portion of the Company’s deferred tax assets. Operating income for 2011 was $81,632,000, compared to operating income of $905,000 for 2010. Insignia POPS revenue for the 2011 year was $15,032,000, a decrease of 44.8%, compared to POPS revenue of $27,231,000 for the 2010 year.

2011 Fourth Quarter and Full-Year Results; Appointment of Chief Operating Officer

CEO Scott Drill commented, “The poor results we saw in 2011 continued through the fourth quarter. Although we are seeing signs of our business gaining some strength, our overall sign count and revenue level are much lower than planned. Given these results, the Company enacted a restructuring plan last Friday that will save the Company approximately $3.1 million annually. The key components of the restructuring are as follows:

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March 5, 2012	Insignia Systems, Inc. Announces 2011 Results and Restructuring Plan	Page 2

•	We reduced our workforce by 34, which was approximately 29% of our employee base. This will produce a restructuring charge of approximately $450,000, which we will record in the first quarter of 2012.
•	Lowered annual base compensation of our sales force and certain members of management, including Mr. Drill who accepted a 50% reduction in base salary.
•	Cut spending on certain discretionary programs.

Mr. Drill continued, “The restructuring and cost-cutting moves were made to protect shareholder value, given the state of our current business. The decision to reduce our workforce was an extremely difficult decision for us to make, but one that we believe was necessary. We are hopeful that these moves will allow us to return to profitability at lower revenue levels.

We also elected Glen Dall as an officer of the Company. Mr. Dall, 50, who has been the Company’s Vice President of Corporate Development since September 2009, was elected by the Board of Directors to serve as Executive Vice President and Chief Operating Officer effective March 1, 2012. Prior to joining the Company, Mr. Dall served in various roles at Valassis Communications, Inc. for 19 years, most recently as a Director of CPG Sales from October 2007 to September 2009.”

Continuing Business Relationships

Mr. Drill continued, “It appears that we have resolved many of the issues with our business relationship with NAM. The parties now have a panel in place, whose purpose it is to resolve potential disagreements in the future over sign content in an expeditious manner. We have begun to conduct joint meetings with NAM at retailers in the NAM retail network to discuss adding the Specified Sign with Price product into their stores, as is laid out in the agreement we signed with NAM in February 2011. We are gratified that we are working with NAM in a collaborative, mutually-beneficial relationship.

Our relationship with Valassis continues to be important, and we are working together to explore additional ways to use our joint sales efforts at CPGs and retailers. We are also moving forward with development of “digital” marketing products, and will be market-testing a sign product featuring a mobile-enacted discount for consumers at one of our leading retailers next month. Our new laser die-cutter is operational, and we will be introducing an enhanced line of Insignia POPSigns and other in-store media products next month based on the laser die-cutter’s capabilities.

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March 5, 2012	Insignia Systems, Inc. Announces 2011 Results and Restructuring Plan	Page 3

Selected Financial Information

Fourth quarter 2011 legal expense was $135,000 versus $704,000 in the fourth quarter of 2010. Legal expense for the 2011 year was $1,588,000 versus $2,081,000 in 2010. Our balance sheet remains strong, with approximately $23,202,000 of cash and cash equivalents at December 31, 2011, up from $13,196,000 on December 31, 2010. Finally, we have approximately $8.3 million of POPS orders on the books for 2012, $3.5 million of which is scheduled to run in the first quarter of 2012. At this point in 2011, we had $8.7 million of POPS orders on the books for 2011, $4.3 million of which was scheduled to run in the first quarter 2011.”

Conference Call

The Company will host a conference call today, March 5, at 4:00 p.m. Central Time. To access the live call, dial 877-268-1608. The Conference ID is 42216078. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately two hours after the call until March 13, 2012. To access the replay, dial 855-859-2056 and reference Conference ID 42216078.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is provides at-shelf advertising products in over 13,000 chain retail supermarkets, over 1,800 mass merchants and over 6,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

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March 5, 2012	Insignia Systems, Inc. Announces 2011 Results and Restructuring Plan	Page 4

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release (or during the conference call referred to herein) by the Company, its President and CEO Scott Drill, its Vice President of Finance and CFO John Gonsior or its Executive Vice President and COO Glen Dall, regarding, for instance: Current expectations as to future financial performance and the Company’s ability to increase revenue, implement its restructuring plan and realize the expected savings, continue to control costs and return to profitability; to succeed in the Company’s business relationships with News America and Valassis; to return value to its shareholders; and to develop and implement “digital” marketing products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, results may differ materially in response to a change in this information. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team and involve certain risks and uncertainties, including: (i) the risk that management may not fully or successfully implement its business plan or maintain profitability in the future; (ii) the risk that the Company will not be able to develop and implement new product offerings, if any, in a successful manner; (iii) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers; (iv) potentially incorrect assumptions by management with respect to the financial effect of cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this release.

March 5, 2012	Insignia Systems, Inc. Announces 2011 Results and Restructuring Plan	Page 5

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net sales	$4,200,000	$7,281,000	$17,233,000	$30,007,000
Cost of sales	3,526,000	3,860,000	12,415,000	14,836,000
Gross profit	674,000	3,421,000	4,818,000	15,171,000
Operating expenses:
Selling	1,458,000	1,703,000	5,753,000	7,082,000
Marketing	427,000	400,000	1,700,000	1,635,000
General & administrative	990,000	1,549,000	5,495,000	5,549,000
Gain from litigation settlement, net	―	―	(89,762,000)	―

Operating income (loss)	(2,201,000)	(231,000)	81,632,000	905,000
Other income, net	8,000	1,000	63,000	17,000

Income (loss) before taxes	(2,193,000)	(230,000)	81,695,000	922,000
Income tax benefit (expense)	1,805,000	5,674,000	(30,606,000)	5,674,000
Net income (loss)	$(388,000)	$5,444,000	$51,089,000	$6,596,000

Net income (loss) per share
Basic	$(0.03)	$0.41	$3.35	$0.42
Diluted	$(0.03)	$0.38	$3.29	$0.39

Shares used in calculation of net income (loss) per share:
Basic	14,262,000	15,847,000	15,229,000	15,589,000
Diluted	14,262,000	17,095,000	15,512,000	16,925,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	December 31,	December 31,
	2011	2010
Cash and cash equivalents	$23,202,000	$13,196,000
Working capital	22,671,000	12,505,000
Total assets	34,594,000	24,601,000
Total liabilities	6,735,000	5,343,000
Shareholders' equity	27,859,000	19,258,000

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